Exhibit 2.2

FIRST AMENDMENT TO THE

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This First Amendment to the Amended and Restated Agreement and Plan of Merger (the “Amendment”), is made as of January 28, 2023 (the “Amendment Date”), by and among Ideanomics, Inc. (“Parent”), VIA Motors International, Inc. (the “Company”), and Shareholder Representative Services LLC solely in its capacity as Shareholders’ Representative. Each of the foregoing is referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, on August 30, 2021 (the “Original Agreement Date”), the Parties and Longboard Merger Corp., (“Merger Sub”) entered into the Agreement and Plan of Merger (the “Original Merger Agreement”)

WHEREAS, the Parties and Merger Sub amended the Original Merger Agreement by entering into that certain Amendment No. 1 to the Original Merger Agreement, dated as of May 20, 2022 (the “First Amendment”);

WHEREAS, the Parties and Merger Sub further amended the Original Merger Agreement by entering into that certain Amendment No. 2 to the Original Merger Agreement, dated as of June 15, 2022 (the “Second Amendment”);

WHEREAS, on January 24, 2023 (the “Effective Date”), the parties to the Original Merger Agreement entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), and now wish to further amend the terms of that Merger Agreement.

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement;

WHEREAS, Section 10.1(b)(ii)(2) of the Merger Agreement provides that the Stockholders’ Representative is authorized and empowered to act for, and on behalf of, any or all of the Stockholders (with full power of substitution in the premises) to amend any provision of the Merger Agreement; and

WHEREAS, the Parties desire and agree to amend and supplement certain terms set forth in the Merger Agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, mutually agree as follows:

1.	Section 2.6(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Each In-the-Money Option that is vested and outstanding as of immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time and converted into the right to receive a number of shares of Parent Common Stock equal to the Per Share Merger Consideration, less the number of shares of Parent Common Stock equal to the per share exercise price of such Option, less the number of shares of Parent Common Stock equal to the value of any applicable Taxes required to be withheld according to applicable Law. At the Effective Time, each Out-of-Money Option that is outstanding as of the Effective Time, whether or not then vested or exercisable, shall be cancelled and extinguished.”

2.	Section 2.6(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“At the Effective Time, with respect to each RSU that shall not vest upon the consummation of the Contemplated Transactions (each such RSU, a “Rollover RSU”) that is outstanding as of the Effective Time, Parent shall assume all the obligations of the Company under the Company Equity Plan and the applicable award agreements (including with respect to vesting and termination-related provisions, subject to the adjustment described in this Section 2.6(b)), except the Rollover RSUs shall be adjusted (each adjusted RSU, an “Adjusted RSU”) such that the aggregate Adjusted RSUs held by each holder of Rollover RSUs shall relate to such number of shares of Parent Common Stock as is equal to (i) the number of shares of Common Stock subject to the aggregate Rollover RSUs held by each such holder of Rollover RSUs immediately prior to the Effective Time, multiplied by (ii) the Per Share Merger Consideration, with any fractional shares rounded down to the nearest whole share.”

3.	Section 2.6(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Each RSU other than a Rollover RSUs that is outstanding as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive a number of shares of Parent Common Stock equal to the product of (i) Per Share Merger Consideration, and (ii) the number of shares of Common Stock subject to the aggregate of such RSUs held by each such holder of RSUs immediately prior to the Effective Time, subject to applicable withholdings (which the Company and the participant may address via a sell to cover mechanism).”

4.	The following defined terms in Section 1.1 of the Merger Agreement are hereby deleted and replaced with the following:

“Special Indemnity Escrow Shares” means, collectively, (a) that number of shares of Parent Convertible Preferred Stock equal to the Special Indemnity Escrow Amount based on a valuation of such Parent Convertible Preferred Stock pursuant to the Signing VWAP, and (b) that number of shares of Parent Common Stock that the holders of RSUs (other than the Rollover RSUs) would otherwise receive upon the cancellation and conversion of such RSUs pursuant to Section 2.6(c), on a pro rata basis.

“Working Capital Escrow Shares” means, collectively, (a) that number of shares of Parent Convertible Preferred Stock equal to the Working Capital Escrow Amount based on a valuation of such Parent Convertible Preferred Stock pursuant to the Signing VWAP, and (b) that number of shares of Parent Common Stock that the holders of RSUs (other than the Rollover RSUs) would otherwise receive upon the cancellation and conversion of such RSUs pursuant to Section 2.6(c), on a pro rata basis.

5.	The Parties hereby consent to this Amendment, and acknowledge and agree that this Amendment is in the best interest of the Company and the Stockholders.

6.	Except to the extent herein expressly modified by the foregoing provisions of this Amendment, the Merger Agreement is hereby ratified and confirmed in all respects.

7.	This Amendment may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, each of Parent, the Company, and Shareholder Representative Services LLC in its capacity as Shareholders’ Representative and on behalf of the Stockholders pursuant to Section 10.1(b)(ii)(2) of the Merger Agreement has caused this Amendment to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

IDEANOMICS, INC., a Nevada corporation

By:
Name: Alf Poor
Title: Chief Executive Officer

VIA MOTORS INTERNATIONAL, INC., a Delaware corporation

By:
Name: Alan Perriton
Title: President

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:
Title:

[Signature Page to the First Amendment to the Amended and Restated Merger Agreement]

IN WITNESS WHEREOF, the holders of a majority of the RSUs consent to this Amendment, and acknowledge and agree that this Amendment is in the best interest of the RSU-holders.

RSU-HOLDER
[NAME] [NUMBER AND % of RSUs HELD BY SUCH HOLDER]

By:
Name:

[Signature Page to the First Amendment to the Amended and Restated Merger Agreement]

IN WITNESS WHEREOF, the holders of a majority of the Options consent to this Amendment, and acknowledge and agree that this Amendment is in the best interest of the holders of the Options.

OPTION-HOLDER
[NAME] [NUMBER AND % of OPTIONS HELD BY SUCH HOLDER]

By:
Name:

[Signature Page to the First Amendment to the Amended and Restated Merger Agreement]